EXHIBIT 5

M2 Law
Professional Corporation

Opinion of Counsel and Consent of Counsel

December 10, 2008

Board of Directors
International Vineyard, Inc.

Re: Post-Effective Amendment No. 1 to Form SB-2 on Form S-1

As counsel to International Vineyard, Inc., a Delaware corporation (the “Company”), I have participated in the preparation of the Company’s Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 1,293,125 shares of the Company’s $.001 par value common stock owned by the selling shareholders.

As counsel to the Company, I have examined such corporate records, certificates and other Company documents, and made inquiries of such officers of the Company, as I have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations, I am of the opinion that the shares of the Company’s common stock owned by the selling shareholders have been and are duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company. I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to my firm contained therein under “Legal Matters.”

Sincerely,

M2 Law Professional Corporation

/s/ M2 Law Professional Corporation
M2 Law Professional Corporation

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